Exhibit 99.1

CONTACT:	Craig Smith
Time America, Inc.
(800) 561-6366 x442
craigs@timeamerica.com

FOR IMMEDIATE RELEASE

TIME AMERICA ANNOUNCES FIRST QUARTER RESULTS

SCOTTSDALE, Ariz, November 3, 2005 — Time America, Inc. (OTCBB: TMAM), a leading developer and marketer of time and labor management solutions, today announced unaudited financial results for its fiscal first quarter ended September 30, 2005.

Revenue for the quarter ended September 30, 2005 was $1,470,813, a 1% increase over revenue of $1,453,825 in the year-ago quarter.  The net loss from operations for the quarter ended September 30, 2005 was $573,229, compared to a net loss from operations of $99,582 for the year-ago quarter.  The net loss for the quarter ended September 30, 2005 was $712,275, or $.05 per basic and diluted share, compared to a net loss of $192,331, or $.01 per basic and diluted share for the year-ago quarter.

Significant events during the quarter that affected our results of operations included the following:

•                  The Company received a contract to provide a custom software and hardware solution to a Fortune 100 company.  The Company is accounting for the software portion of the contract using the percentage of completion method for long-term contracts.  The estimated costs for development of the software exceed our revenues for the software and the Company recorded an estimated loss of approximately $50,000 for the software portion of this contract in the quarter.  The total contract is for $2,150,000, of which $378,000 in purchase orders have been received.  The Company expects to achieve a gross profit on the contract in whole as it is fulfilled over the next year.

•                  The Company shipped the first units of its new TA7000 series data collection device during the quarter.  The TA7000 series is a family of advanced data collection devices that track and communicate HR, payroll, time and attendance, MRP and ERP information for industries such as manufacturing, distribution and access control.  The Company will be producing its first large run of devices in November and during the quarter purchased approximately $220,000 in inventory for the November production run.

•                  The Company adopted Financial Accounting Standards Boards Statement No. 123 (“SFAS 123(R)”) “Share-Based Payment” in the current quarter. SFAS 123(R) requires all share-based payments to employees and board members, including the grants of stock options, to be recognized in the income statement based on their fair values.  The Company previously presented this expense as a pro forma disclosure.  A non-cash expense of $85,000 was recognized under SFAS 123(R) in the quarter.

•                  The Company amended the conversion price of an existing convertible note with Laurus Master Funds to facilitate the conversion of $250,000 under the note. The conversion price was reduced to $0.56 per share from $0.65 per share.  The Company agreed to amend the conversion price to avoid making any scheduled payments in the quarter ending December 31, 2005 in cash.  In connection with the amendment, the Company recorded a non-cash charge of $40,000 in the current quarter.

“The revenue in fiscal Q1 2006 was negatively impacted by poor performance in July in both our reseller and direct channels as order flows were less than projected.  This contributed to the minimal revenue growth experienced in the quarter.  I am pleased to report that new orders received in the quarter were approximately $300K higher than recorded revenue and will be recognized in future periods as the work is completed,” stated Thomas Bednarik, President and CEO of Time America.

The Company added 10 new resellers in the quarter and initiated a partnership with Aon Consulting to private brand the Company’s NETtime web-based software solution.  The mix of revenue in the most recent quarter was comprised of 59% from channel operations and 41% from direct sales.  Recurring revenue from the Company’s NETtime hosted solution increased 71% over the prior year’s quarter.

The Company will hold a conference call today at 4:30 p.m. EST to discuss its first fiscal quarter results.  To participate, call 800-253-6872 and enter ID code 6663305 five minutes prior to the start of the call.  The call will also be archived on the Time America website at www.timeamerica.com.

About Time America, Inc.

Time America, Inc. (TMAM.OB) has been providing innovative time and labor management solutions since 1988. By leveraging innovative technology, the Company’s family of software and hardware solutions helps organizations track and transform basic labor data into strategic information that improves workforce productivity and the utilization of labor resources. Time America solutions are used by more than 20,000 companies worldwide including ARAMARK Corporation, Thrifty Rental Car, the Texas Legislative Council and the Mesa Air Group. The Deloitte Technology Fast 500 honored Time America as one of the 500 fastest growing technology companies in North America for 2004 and 2003.

Certain information and comments contained in this press release may be forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Factors set forth in the Company’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2005, together with other factors that appear in this press release or in the Company’s other Securities and Exchange Commission filings could affect the Company’s actual results and could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of the Company, in this press release.

This release and prior releases are available on the Company’s Worldwide Web site at www.timeamerica.com.

###

NETtime is a registered trademark of Time America, Inc. All other names are the property of their respective owners.

TIME AMERICA, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	September 30,	June 30,
	2005	2005
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$644,797	$1,361,717
Accounts receivable — trade, net	1,528,321	1,479,526
Inventory	597,920	477,719
Prepaid expenses and other current assets	287,607	268,373

Total Current Assets	3,058,645	3,587,335

Property and equipment, net	409,749	374,269
Other Assets	276,074	330,882

Total Assets	$3,744,468	$4,292,486

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Current portion of long-term debt	$951,636	$998,061
Accounts payable	478,754	423,396
Accrued liabilities	606,032	436,180
Deferred revenue	869,710	877,782

Total Current Liabilities	2,906,132	2,735,419

Long-term debt, less current portion	1,961,771	2,210,592

Total Liabilities	4,867,903	4,946,011

Commitments:	—	—

Stockholders’ Equity (Deficit):
Common stock, $.005 par value, 50,000,000 shares authorized, 14,651,981 and 14,251,552 shares issued and outstanding	73,261	71,258
Contributed capital	9,509,860	9,269,497
Accumulated deficit	(10,706,556)	(9,994,280)

Total Stockholders’ Equity (Deficit)	(1,123,435)	(653,525)

Total Liabilities and Stockholders’ Equity (Deficit)	$3,744,468	$4,292,486

TIME AMERICA, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	September 30,
	2005	2004

Revenues:
Product sales	$1,017,564	$998,930
Services revenue	453,249	454,895

Total Revenues	1,470,813	1,453,825

Cost of Revenues:
Product	534,431	398,732
Services	212,759	167,221

Total Cost of Revenues	747,190	565,953

Gross Profit	723,623	887,872

Costs and Expenses:
Sales and marketing	594,356	464,103
Research and development	364,616	287,772
General and administrative	337,880	235,579

Total Costs and Expenses	1,296,852	987,454

Net Loss from Operations	(573,229)	(99,582)

Other Income (Expense):
Interest expense	(176,416)	(98,511)
Other	31,504	—
Interest income	5,866	5,762

	(139,046)	(92,749)

Net Loss	$(712,275)	$(192,331)

Basic Loss per Share	$(0.05)	$(0.01)

Weighted Average Number of Shares Outstanding	14,262,077	13,600,188